UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2018

RAFAEL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-38411	82-2296593
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01. Other Events.

On November 15, 2018, Howard Jonas entered into an agreement to purchase a convertible note from Rafael Holdings, Inc. (the “Company”) for $15 million.  The term of the note is three years and interest will accrue on the principal amount at a rate of 6% per annum, compounded quarterly. At the option of the Company, interest on the note can be capitalized and added to principal or payable in cash.  The note is convertible at the option of the holder into shares of Class B common stock at a conversion price of $8.47 per share, the closing price of the Company’s Class B common stock on the trading day before the date of the investment agreement. The initial principal amount is convertible into 1,770,956 shares of Class B common stock, and if all interest for the three-year term of the note is capitalized, the note will be convertible into 2,117,388 shares of Class B common stock. If the closing price of the Company’s Class B common stock on the NYSE American is 200% of the conversion price for at least thirty (30) consecutive days, the Company may cause conversion of the note.

The Company intends to use the funds to exercise additional portions of its warrant to purchase equity of Rafael Pharmaceuticals, Inc. and for general corporate needs while retaining the flexibility to execute on opportunities in its real estate business.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAFAEL HOLDINGS, INC.

By:	/s/ David Polinsky
Name: David Polinsky
Title: Chief Financial Officer

Dated: November 21, 2018

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